EXHIBIT – 4.1
LOAN AGREEMENT
dated as of July 14, 2008
by and between
AGREE LIMITED PARTNERSHIP,
a Delaware limited partnership,
as Borrower
THE FINANCIAL INSTITUTIONS PARTY HERETO, as Co-Lenders
and
LASALLE BANK MIDWEST NATIONAL ASSOCIATION,
a national banking association, as Agent

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SCHEDULES
Schedule 3.1 – Loan Amounts
Schedule 10.1 — Schedule of Release Payments
EXHIBITS
EXHIBIT “A” — THE PROPERTY
EXHIBIT “B” – FORM OF PROMISSORY NOTE
EXHIBIT “C” — PERMITTED EXCEPTIONS
EXHIBIT “D” — FORM OF ASSIGNMENT AND ACCEPTANCE

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LOAN AGREEMENT
     This LOAN AGREEMENT dated as of July 14, 2008 (the “Agreement”), is executed by and among AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), the financial institutions that are or may from time to time become parties hereto and are described on Schedule 3.1 hereto (together with LaSalle and their respective successors and assigns, the “Banks”) and LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “LaSalle”), as agent for itself and the other Banks.
R E C I T A L S:
     A. Borrower is the owner or land lessee of the properties described in Exhibit “A” attached hereto (being collectively referred to herein as the “Property”).
     B. Borrower has applied to the Banks for the Loans (as hereinafter defined) for the purpose of financing the Property, and the Banks are willing to make the Loans upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:
ARTICLE 1
INCORPORATION AND DEFINITIONS
     1.1 Incorporation and Definitions. The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement. The following terms shall have the following meanings in this Agreement:
     “Actual Knowledge”: Knowledge acutally possessed by Richard Agree, or his successor, without inquiry or additional investigation, and not constructive knowledge which is imputed to the Borrower.
     “Agent”: As of the date hereof, LaSalle in its capacity as agent for the Banks and any successor or assign of LaSalle in such capacity.
     “Applicable Margin”: With respect to LIBOR Loans, one and one-half percent (1.50%) per annum and with respect to Base Rate Loans, one percent (1.00%) per annum.
     “Assignments of Rents”: As defined in Section 5 hereof
     “Bank(s)”: As defined in the Preamble.
     “Bank Affiliate” means RJ Capital Services, Inc., an affiliate of Raymond James Bank, FSB, and any other affiliate of any Bank, and their respective successors and assigns.
     “Base Rate Loan”: Any Loan which bears interest at a rate determined by reference to the Base Rate.

     “Base Rate”: At any time, the greater of the Federal Funds Rate plus one-half of one percent (0.50%) and the Prime Rate.
     “Borrower”: As defined in the Preamble.
     “Business Day”: Any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Troy, Michigan.
     “Commitment Fee”: A commitment fee in the amount of three eights of one percent (.375%) of the Loan Amount, payable to the Banks according to their Pro-Rata Shares in consideration for their commitments to make the Loans.
     “Debt Service”: For any fiscal year, the sum of all scheduled principal and interest payments on the Loans which are due and payable during such fiscal year.
     “Debt Service Coverage Ratio”: For any fiscal year, the ratio of Net Operating Income to Debt Service.
     “Default Rate”: As defined in Section 4.1 hereof.
     “Environmental Indemnity Agreement”: As defined in Section 5 hereof.
     “Environmental Laws”: As defined in the Environmental Indemnity.
     “ERISA”: The Employee Retirement Income Security Act of 1974.
     “Eurocurrency Reserve Percentage”: With respect to any LIBOR Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.
     “Event of Default”: One or more of the events or occurrences referred to in Article 11 of this Agreement.
     “Federal Funds Rate”: For any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. The Agent’s determination of such rate shall be binding and conclusive absent manifest error.
     “FRB”: The Board of Governors of the Federal Reserve System or any successor thereof.
     “GAAP”: Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.
     “Governmental Authority”: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantor”: Agree Realty Corporation, a Maryland corporation.
     “Hazardous Materials”: As defined in the Environmental Indemnity.
     “Interest Period”: As to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as a LIBOR Loan and ending on the date one, two or three months thereafter as selected by Borrower pursuant to Section 4.3; provided that:
     (i) each Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires;
     (ii) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
     (iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iv) Borrower may not select any Interest Period for a Loan which would extend beyond the scheduled Maturity Date.
     “LaSalle”: As defined in the Preamble.
     “Lease(s)”: Any and all leases, licenses or agreements for use of any part of the Property.
     “Legal Requirements”: As to any person or party, the Articles of Incorporation or Organization and bylaws, operating agreement, partnership agreement or other organizational or governing documents of such person or party, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or party or any of its property or to which such person or party or any of its property is subject.
     “LIBOR Loan”: Any Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

     “LIBOR Office”: With respect to any Bank, the office or offices of such Bank which shall be making or maintaining the LIBOR Loans of such Bank hereunder. A LIBOR Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.
     “LIBOR Rate”: With respect to any LIBOR Loan for any Interest Period, the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of such LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion).
     “LIBOR Rate (Reserve Adjusted)”: With respect to any LIBOR Loan for any Interest Period, a rate per annum equal to (A) the LIBOR Rate, divided by (B) a number determined by subtracting from 1.00 the Eurocurrency Reserve Percentage.
     “Loan Amount”: The aggregate principal amount of the Loans, which is equal to Twenty Four Million Eight Hundred Thousand and 00/100 Dollars ($24,800,000.00). The amount of each Bank’s Pro Rata Share of the Loan Amount is set forth on Schedule 3.1 attached hereto.
     “Loan Documents”: This Agreement, the documents specified in Article 5 hereof and any other instruments evidencing, securing or guarantying obligations of any party under the Loans.
     “Loan Expenses”: As defined in Section 7.2(b) hereof.
     “Loan Closing”: The first disbursement of the Loans.
     “Loan Closing Date”: July 14, 2008.
     “Loan Proceeds”: All amounts advanced as part of the Loans, whether advanced directly to Borrower or otherwise.
     “Loans”: The loans to be made by the Banks pursuant to this Agreement.
     “Maturity Date”: Initially, July 14, 2013, which shall be subject to extension at the Borrower’s option as provided in Section 4.2(b).
     “Mortgages”: As defined in Section 5 hereof.
     “Net Operating Income”: For any fiscal year, the gross income derived from the operation of the Property, on a combined basis, less Operating Expenses attributable to the Property, on a combined basis, accounted for on an accrual basis, in accordance with GAAP, including any rent loss or business interruption insurance proceeds, and water and sewer charges, which are actually received and Operating Expenses actually paid or payable on an accrual basis attributable to the Property as set forth on operating statements satisfactory to Agent. Notwithstanding the foregoing, Net Operating Income shall not include (i) any condemnation or insurance proceeds (excluding rent or business interruption insurance proceeds), (ii) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any portion of the Property, (iii) amounts received from tenants as security deposits, (iv) amounts received from affiliates of the Borrower or the Guarantor, which amounts do not represent pass-through rent payments received from bona-fide third party tenants, (v) interest income, and (vi) any type of income otherwise included in Net Operating Income but paid directly by any tenant to anyone other than Borrower or the Guarantor or its agents or representatives.
     “Non-Excluded Taxes”: As defined in Section 4.10 hereof.
     “Note(s)”: Collectively, the notes made by Borrower payable to each Bank in the aggregate amount of the Loans and in the Form of Exhibit “B” hereto.
     “Operating Expenses”: For any given period (and shall include the pro rata portion for such period of all such expenses attributable to, but not paid during, such period) all expenses to be paid or payable, as determined in accordance with GAAP, by Borrower or the Guarantor during that period in connection with the operation of the Property, including without limitation:
     (i) expenses for cleaning, repair, mantenance, decoration and painting of the Property (including, without limitation, parking lots and roadways), net of any insurance preceeds in respect of any of the foregoing;
     (ii) wages (including overtime payments), benefits, payroll taxes and all other related expenses for Borrower’s and the Guarantor’s on-site personnel, engaged in the repair, operation and maintenance of the Property and service to tenants and on-site personnel engaged in audit and accounting functions performed by Borrower;
     (iii) actual management fees, if any, together with any allocated management fees or similar fees received from tenants or other parties. Such fees shall include all fees for management services whether such services are performed at the Proeprty or off-site;
     (iv) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and the cost of building and cleaning supplies;
     (v) the cost of leasing commissions and tenant concessions or improvements payable by Borrower or the Guarantor pursuant to any leases which are in effect for the Property at the commencement of that period as such costs are recognized in accordance with GAAP, but on no less than a straight line basis over the remaining term of the respective Lease, exclusive of any renewal or extension or similar options;
     (vi) rent, liability, casualty and fidelity insurance premiums;
     (vii) legal, accounting and other professional fees and expenses;
     (viii) the cost of all equipment to be used in the ordinary course of business, which is not capitalized in accordance with GAAP;
     (ix) real estate and other taxes;
     (x) advertising and other marketing costs and expenses;
     (xi) casualty losses to the extent not reimbursed by a third party;
     (xii) any ground lease payments; and

     (xiii) all amounts that should be reserved, as reasonably determined by Borrower and the Guarantor with approval by Agent in its reasonable discretion, for repair or maintenance of the Property and to maintain the value of the Property.
     Nothwithstanding the foregoing, Operating Expenses shall not include (i) depreciation or amortization or any other non-cash item of expense; (ii) interest, principal, fees, costs and expense reimbursements of Agent in administering the Loan but not in exercising any of its rights under this Agreement or the Loan Documents; or (iii) any expenditure (other than leasing commissions, tenant concessions and improvements, and replacement reserves) which is properly treatable as a capital item under GAAP.
     “Permitted Exceptions”: The title exceptions specified in Exhibit “C” hereto, together with such additional exceptions as may be approved in writing by Agent or are permitted by the terms hereof.
     “Prime Rate”: For any day, the rate of interest most recently announced by LaSalle at Troy, Michigan as its prime or base rate. A certificate made by an officer of LaSalle stating the Prime Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Prime Rate in effect on such day. The Prime Rate is a base reference rate of interest adopted by LaSalle as a general benchmark from which LaSalle determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness and Borrower acknowledges and agrees that LaSalle has made no representations whatsoever that the Prime Rate is the interest rate actually offered by LaSalle to borrowers of any particular creditworthiness. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by LaSalle. LaSalle shall not be obligated to give notice of any change in the Prime Rate.
     “Property”: As defined in the Recitals to this Agreement.
     “Pro Rata Share”: As to any Bank at any time, the percentage the aggregate principal amount of such Bank’s Loan then outstanding bears to the aggregate principal amount of the Loans then outstanding, as described on Schedule 3.1 attached hereto.
     “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any and all obligations under any and all swap agreements as defined in 11 USC 1, Ch. 101 between the Borrower and any of the Banks and/or any Bank Affiliate and any ISDA Master Agreement between Borrower and any Bank and/or any Bank Affiliate, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
     “Rate Management Obligations” means any and all obligations of Borrower to any Bank and/or Bank Affiliate, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i)

any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.
     “Regulatory Change”: As to any Bank, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Banks or their lending offices.
     “Required Banks”: Banks having Pro Rata Shares aggregating fifty one percent (51%) or more.
     “State”: The state in which the Property is located.
     “Title Company”: Liberty Title Insurance Company.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties. To induce the Banks to execute and perform this Agreement, Borrower hereby represents, covenants or warrants to the Banks as follows:
     (a) At the Loan Closing and at all times thereafter until the Loans are paid in full, Borrower will have good and merchantable fee simple title to the Property, with the exception of the Property located at 56805 Van Dyke Avenue, Shelby Township, MI, with respect to which the Borrower is the ground lessee under a Ground Lease dated August 17, 2007, subject only to the Permitted Exceptions;
     (b) Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the State of Michigan. Borrower has full power and authority to conduct its business as presently conducted, to own and operate the Property, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents; such execution and performance have been duly authorized by all necessary Legal Requirements; neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor;
     (c) This Agreement, the Note, the Mortgages, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower and/or Guarantor in connection with the Loans, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); no basis presently exists for any claim against Agent or the Banks under this Agreement, under the Loan Documents or with respect to the Loans; enforcement of this Agreement and the Loan Documents are subject to no defenses of any kind;
     (d) The execution, delivery and performance of this Agreement, the Note, the Mortgages, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower or Guarantor pursuant to this Agreement or in connection with the

Loans and occupancy and use of the Property will not, to the Borrower’s Actual Knowledge: (i) violate any Legal Requirements, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower or Guarantor is a party or by which any of them may be bound. Neither Borrower nor Guarantor is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by Borrower or Guarantor of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement and/or the other Loan Documents;
     (e) No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could (i) adversely affect the validity or priority of the liens and security interests granted Agent under the Loan Documents; (ii)  materially adversely affect the ability of Borrower or Guarantor to perform their obligations under the Loan Documents; or (iii) constitute an Event of Default under any of the Loan Documents or an event which, with the giving of notice, the passage of time or both, would constitute such an Event of Default;
     (f) To the Borrower’s Actual Knowledge, the Property, and the present use and occupancy of the Property, will not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, and if a third-party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the use and/or operation of the Property, Borrower has obtained such approval from such party. In addition, and without limiting the foregoing, Borrower shall (a) ensure that no person or entity which owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended;
     (g) The Property has never been used, and the Property will not be used, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Materials in violation of any Environmental Laws. No Hazardous Materials exist now, and no Hazardous Materials will hereafter exist, on or under the Property in violation of any Environmental Laws or in any surface waters or groundwaters on or under the Property. The Property and its existing and prior uses have at all times complied with and will comply with all Environmental Laws, and Borrower has not violated, and will not violate, any Environmental Laws;
     (h) There are no facilities on the Property which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder. The Property does not contain any underground storage tanks;
     (i) All financial statements submitted by Borrower or Guarantor to Agent in connection with the Loans are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the respective financial conditions and results of operations of the entities which are their subjects;
     (j) This Agreement and all financial statements, budgets, schedules, opinions, certificates, confirmations, applications, rent rolls, affidavits, agreements, and other materials submitted to Agent in connection with or in furtherance of this Agreement by or on behalf of Borrower or Guarantor fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading;
     (k) All governmental permits and licenses required by applicable law to occupy and operate the Property have been validly issued and are in full force;
     (l) Improvements on the Property do not encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Property;
     (m) The Loans, including interest rate, fees and charges as contemplated hereby, are business loans; the Loans are an exempted transaction under the Truth In Lending Act, 12 U.S.C. § 1601 et seq.; and the Loans do not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loans;
     (n) There are no Leases for use or occupancy of any part of the Property other than as previously delivered to and approved by Agent; Borrower shall not enter into any other Lease for all or any portion of the Property, without the prior written consent of Agent; and
     (o) The Leases are in full force and effect; to the Borrower’s Actual Knowledge, no defaults have occurred thereunder; no tenant under any Lease has a current right of set-off against payment of rent due thereunder; and, to the Borrower’s Actual Knowledge, no events or circumstances exist which, with the passage of time or the giving of notice, or both, would constitute a default under a Lease.
     2.2 Continuation of Representations and Warranties. The Borrower hereby covenants, warrants and agrees that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct at the time of the Loan Closing.
ARTICLE 3
AMOUNT AND TERMS OF LOANS
     3.1 Agreement to Lend and to Borrow; Notes.
     (a) Subject to the conditions and upon the terms provided for in this Agreement, each Bank severally agrees to make the Loans to Borrower in the principal amount indicated on Schedule 3.1 hereto. The Loans shall be LIBOR Loans except in the circumstances described in Section 4.4(b), 4.6 or 4.8.
     (b) The Loans made by each Bank shall be evidenced by a Note of Borrower, substantially in the form of Exhibit “B” hereto, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Bank. The date, amount and type of each

Loan and payment or prepayment of principal with respect thereto, each continuation thereof, and the length of each Interest Period with respect to each LIBOR Loan shall be recorded by each Bank on its books and, (prior to any transfer of its Note or, at the discretion of each Bank, at any other time) endorsed by each Bank, on the schedules annexed to and constituting a part of its Note. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error. The Note of each Bank shall (i) be dated the date hereof or, if a Bank’s interest is hereafter assigned, the effective date of such assignment, (ii) be stated to mature on the Maturity Date, and (iii) provide for the payment of princial and interest in accordance with Article 4 hereof.
     (c) No portion of any Loan shall be funded with plan assets of (i) any employee benefit plan subject to Title I of ERISA, (ii) any plan covered by Section 4975 of the Code, or (iii) any government plan subject to state laws that are comparable to Title I of ERISA or Section 4975 of the Code.
     3.2 Commitments Several. The failure of any Bank to make its Loan at the Loan Closing shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.
ARTICLE 4
PRINCIPAL, INTEREST; SPECIAL PROVISIONS FOR LIBOR LOANS
     4.1 Interest Rates. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
     (a) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Applicable Margin from time to time in effect; and
     (b) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect minus the Applicable Margin from time to time in effect. Loans may be Base Rate Loans only under the circumstances described in Section 4.4(b), 4.6 or 4.8;
provided that at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by two percent (2.00%) (the “Default Rate”).
     4.2 Payment of Principal and Interest.
     (a) Principal and interest on the Loans shall be payable as provided in the Notes. The outstanding principal balance on all Loans made by the Banks hereunder shall be due and payable in full on the Maturity Date, unless the Loans are otherwise accelerated, terminated or extended as provided in this Agreement.
     (b) Borrower shall be entitled to exercise a one-time option to extend the Maturity Date for a period of two years from the initial Maturity Date, provided that: (1) as of the initial Maturity Date, the Property shall have generated a Debt Service Coverage Ratio, as of the end of the most recent fiscal year, of not less than 1.20 to 1.00, and (2) the Borrower shall pay to the Agent an extension fee in an amount equal to one eighth of one percent (1/8%) of the principal balance outstanding on the Loans as of the initial Maturity Date. In the event the Borrower exercises this extension option, the payment schedules attached to the Notes shall be revise to add the additional principal payments that will be required to continue amortizing the outstanding principal balance of the Loans as of the initial Maturity Date over the remainder or the original amortization period.
     (c) Prior to the occurrence of an Event of Default, all payments and prepayments on account of the indebtedness evidenced by the Note shall be applied as follows: (i) first, to fees, expenses, costs and other similar amounts then due and payable to the Banks, (ii) second, to accrued and unpaid interest on the principal balance of the Note, (iii) third, to the payment of principal due in the month in which the payment or prepayment is made, if any, (iv) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents, (v) fifth, to any other amounts then due the Banks hereunder or under any of the Loan Documents, and (vi) last, to the unpaid principal balance of the Note. After an Event of Default has occurred and is continuing, payments shall be applied as required under applicable law and in the absence of any such requirements, payments may be applied to amounts owed hereunder and under the Loan Documents in such order as Agent shall determine, in its sole discretion.
     (d) All payments of principal (including prepayments) and accrued interest shall be paid by wire transfer or check in United States Dollars, to Agent, for the account of the Banks, at such place as Agent may from time to time direct, and in the absence of such direction, then at the offices of Agent at 2600 West Big Beaver Road, Troy, Michigan 48084. Payment made by check shall be deemed paid on the date Lender receives such check; provided, however, that if such check is subsequently returned to Agent unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. Notwithstanding the foregoing, the final payment due under the Note must be made by wire transfer or other immediately available funds.
     (e) If any payment of interest or principal due hereunder is not made within five days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Borrower shall pay to Agent a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Borrower agrees that the damages to be sustained by the holder hereof for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.
     (f) LIBOR Loans and Base Rate Loans may be prepaid either in whole or in part at any time and from time to time without penalty or premium upon three (3) days prior notice to Agent; provided, however, that if a LIBOR Loan is prepaid on a date other than the last day of the applicable Interest Period, it shall be accompanied by any amounts due under Section 4.11 hereof.
     4.3 Types of Loans; Setting and Notice of LIBOR Rates.
     (a) Each Loan shall be divided into tranches which shall be LIBOR Loans, except in the circumstances described in Section 4.4(b), 4.6 or 4.8, in which case they shall be Base Rate Loans (each a “type” of Loan). Not more than five (5) different tranches of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all Loans. Each LIBOR Loan shall be designated by the Borrower by any written, verbal, electronic, telephonic or telecopy request, in form acceptable to the Agent, which the Agent in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Each such request shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and the initial Interest Period therefor. Upon receipt of any such notice, Agent shall promptly notify each Bank thereof. The final Interest Period for any LIBOR Loan must be such that its expiration occurs on or before the Maturity Date. A request to designate a LIBOR Loan must be (i) received by the Agent no later than 11:00 a.m. Troy, Michigan time, three days before the day it is to be designated a LIBOR Loan, and (ii) in an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) or a higher integral multiple of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). The Borrower does hereby irrevocably confirm, ratify and approve all such designations and does hereby indemnify the Agent and the Banks against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Agent and the Banks harmless with respect thereto.
     (b) The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to Borrower and each Bank. The Agent shall, upon written request of Borrower or any Bank, deliver to Borrower or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.
     4.4 Conversion and Continuation Procedures.
     (a) Each LIBOR Loan shall automatically renew for the Interest Period specified in the initial request received by the Bank for the LIBOR Loan, at the then current LIBOR Rate unless the Borrower, pursuant to a subsequent written notice received by the Agent, shall elect a different Interest Period. Upon receipt by the Agent of such subsequent notice, the Borrower may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a different Interest Period. Such notice shall be given before 11:00 a.m., Troy, Michigan time, at least three Business Days prior to the last day of the applicable Interest Period, specifying: (i) the aggregate amount of LIBOR Loans to be converted to a different Interest Period; and (ii) the duration of the requested Interest Period.
     (b) The Borrower may not elect an Interest Period, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall be converted to Base Rate Loans until repaid.
     4.5 Computation of Interest and Fees.
     (a) Fees and interest shall be calculated on the basis of a 365 day year (366 days for leap years) for the actual days elapsed in any portion of a month in which interest is due. Interest on Base Rate Loans and LIBOR Loans shall not exceed the maximum amount permitted under applicable law. Any change in the interest rate on a Loan resulting from a change in the Base Rate, or the Eurocurrency Reserve Percentage, shall become effective as of the opening of business on the day on which such change becomes effective. Agent shall as soon as practicable notify Borrower and the Banks of each determination of a LIBOR Rate.
     (b) Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding upon the parties hereto in the absence of manifest error.

     4.6 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, Agent shall have determined (which determination shall be conclusive, absent manifest error) that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, or (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, Agent shall give telecopy or telephonic notice thereof to Borrower and Banks as soon as practicable thereafter and, so long as such circumstances shall continue, (A) no Bank shall be under any obligation to make any LIBOR Loans or convert any Base Rate Loans into LIBOR Loans, and (B) on the last day of the current Interest Period for each LIBOR Loan, such Loan, unless then repaid in full, shall automatically convert to a Base Rate Loan, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     4.7 Pro Rata Treatment and Payments. Each borrowing by Borrower from the Banks hereunder, and each payment by Borrower on account of any fees hereunder, shall be made pro rata according to the respective Pro Rata Shares of the Banks. Each payment (including each prepayment) by Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks. All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., Troy, Michigan time, on the due date thereof. Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
     4.8 Illegality. Notwithstanding any other provision herein, if Agent shall have reasonably determined that any Regulatory Change shall make it unlawful for any Bank to make or maintain LIBOR Loans as contemplated by this Agreement, Agent shall give notice of such determination to Borrower and each Bank and (A) the commitment of such Bank hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be canceled and (B) the LIBOR Loans then outstanding, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such LIBOR Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to each Bank such amounts, if any, as may be required pursuant to subSection 4.11.
     4.9 Legal Requirements.
     (a) If any Regulatory Change made subsequent to the date hereof shall:
     (i) subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or any LIBOR Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for Non-Excluded Taxes covered by subsection 4.10 and changes in the rate of tax on the overall net income of such Bank);
     (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the LIBOR Rate; or
     (iii) impose on such Bank any other condition regarding the LIBOR Loans or any Banks’ funding thereof;
and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank in good faith deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable.
     (b) If any Bank shall have determined that any Regulatory Change regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in any such case made subsequent to the date hereof, does or shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to Borrower (with a copy to Agent) of a written request therefor, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.
     (c) If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, with a copy to Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subSection submitted by such Bank to Borrower (with a copy to Agent) shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.
     (d) Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to any Bank pursuant to this subSection to the extent such additional amounts result from such Bank’s negligence.
     4.10 Taxes.
     (a) All payments made by Borrower under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Agent or any Bank as a result of a present or former connection between Agent or such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Agent or any Bank hereunder or under any Notes, the amounts so payable to Agent or such Bank shall be increased to the extent necessary to yield to Agent or such Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Borrower shall not be required to increase any such amounts payable to any Bank that is not organized under the laws of the United States of America or a state thereof if such Bank fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and the Banks for any incremental taxes, interest or penalties that may become payable by Agent or any Bank as a result of any such failures. The agreements in this subSection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to any Bank pursuant to this subSection to the extent such additional amounts result from such Bank’s negligence.
     (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof shall:
     (i) deliver to Borrower and Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;
     (ii) deliver to Borrower and Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and
     (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by Borrower or Agent; unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise by required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises Borrower and Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each party that shall become a transferee pursuant to Section 10.1 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a participant such participant shall furnish all such required forms and statements to Bank from which the related participation shall have been purchased.
     4.11 LIBOR Loan Indemnification. Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after

Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnified amount shall include any and all costs, expenses, penalties and charges incurred by the Banks as a result thereof, plus an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or borrowed, converted or continued, for the period from the time of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of the failure to borrow, convert or continue, the Interest Period which would have commenced on the date of such failure) in each case the applicable rate of interest for such Loans provided herein (excluding, however, the Applicable Margin included thereon, if any) over (ii) the amount of interest (as reasonably defined by such Bank) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by such Bank. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts due hereunder. Amounts payable pursuant to this subSection shall be paid to Agent for the account of the applicable Bank, upon the request of such Bank through Agent and a determination of any Bank as to the amounts payable pursuant to this subSection shall be conclusive absent manifest error, based upon the assumption that such Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which such Bank deems appropriate and practical, provided, however, that such Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.
ARTICLE 5
LOAN DOCUMENTS
     5.1 Loan Documents. As a condition precedent to the Loan Closing, Borrower agrees that it will deliver the following Loan Documents to Agent at least five (5) days prior to the Loan Closing, all of which must be satisfactory to Agent and Agent’s counsel in form, substance and execution:
     (a) Promissory Notes. Promissory notes dated the date hereof executed by Borrower and made payable to the order of each Bank in the amount of its respective Loan in the form of Exhibit “B” attached hereto.
     (b) Mortgages. Mortgages dated as of even date herewith (the “Mortgages”), duly executed by Borrower to and for the benefit of Agent, granting a first lien on the Property to Agent for the benefit of the Banks, to secure the Notes, the Loan and all obligations of Borrower in connection therewith and any and all indebtedness, liabilities and obligations owing from the Borrower to the Banks, or any of them, arising under any interest rate, currency or commodity swap agreement(s), cap agreement(s) or collar agreement(s), and any other agreement(s) or arrangement(s) entered into by the Borrower in conjunction with the Loan and designed to protect the Borrower against fluctuations in interest rates, currency exchange rates or commodity prices.
     (c) Assignment of Rents and Leases. Assignments of Rents and Leases dated as of even date herewith (the “Assignments of Rents”), duly executed by Borrower to and for the benefit of Agent, collaterally assigning to Agent for the benefit of the Banks all of Borrower’s rents, leases and profits of the Property as security for the Notes, and, if Agent so requires, specific collateral assignments of any particular Leases bearing the consent to the assignment of the lessee whose Lease is so assigned.

     (d) Financing Statements. Uniform Commercial Code Financing Statements as required by Agent to perfect all security interests granted by the Mortgages.
     (e) Environmental Indemnity. Environmental Indemnity Agreements dated as of even date herewith (the “Environmental Indemnity”), jointly and severally executed by Borrower and Guarantor to and for the benefit of Agent, on behalf of the Banks, whereby Borrower and Guarantor jointly and severally indemnify the Banks for any loss, cost, damage or expense incurred as a result of environmental matters at the Property.
     (f) Guaranty. A Guaranty of Payment (the “Guaranty”), jointly and severally executed by Guarantor to and for the benefit of Agent, guaranteeing to Agent, on behalf of the Banks, payment of all amounts due in connection with the Loan.
     (g) Other Loan Documents. Such other documents and instruments as further security for the Loan as Agent may reasonably require.
ARTICLE 6
CONDITIONS TO LOAN CLOSING
     6.1 Conditions to Loan Closing. As a condition precedent to the Loan Closing, Borrower shall furnish the following to Agent at least five (5) days prior to the Loan Closing or at such time as is set forth below, all of which must be strictly satisfactory to Agent and Agent’s counsel in form, content and execution:
     (a) Title Insurance Policy. At the Loan Closing, an ALTA Loan Policy-1997 issued on the date of the Loan Closing by the Title Company to Agent in the full amount of the Loan, insuring the Mortgages to be valid first, prior and paramount liens upon the fee title (or leasehold interest in the case of the Property located at 56805 Van Dyke Avenue, Shelby Township, MI) to the Property subject only to the Permitted Exceptions (the “Title Insurance Policy”). The Title Insurance Policy must contain the following endorsements: (i) ALTA Zoning Endorsement Form 3.1 (including compliance with parking requirements); (ii) Comprehensive Endorsement; (iii) location endorsement; (iv) access endorsement; (v) if a Property consists of more than one subparcel, contiguity endorsement; (vi) environmental lien endorsement; (vii) creditor’s rights endorsement; (viii) variable rate endorsements, if applicable; and (ix) such other endorsements as Agent may require. If required by any Bank, Borrower shall procure reinsurance with companies and in amounts satisfactory to the Banks.
     (b) Survey. A survey (the “Survey”) of the Property made by a land surveyor licensed in the State, which Survey must be satisfactory to the Agent, showing:
     (i) the location of all buildings, driveways, parking areas, number of parking spaces, fences and other improvements on the Property;
     (ii) the location (and recording information, to the extent recorded) of all visible or recorded easements (including appurtenant easements), water courses, drains, sewers, public and private roads (including the names and widths thereof and recording numbers for the dedications thereof), other rights of way, and curb cuts, if any, within, adjacent to or serving the Property or to which the Property is subject; that the same are unobstructed; and that all portions of the Property have direct access to dedicated public roads;

     (iii) the location of the servient estate of any easements, if the Property is the dominant estate thereunder;
     (iv) the common street address of the Property and the dimensions, boundaries and acreage or square footage of the Property;
     (v) that there are no encroachments onto the Property from improvements located on adjoining property;
     (vi) the location and course of all utility lines;
     (vii) if the Property comprises more than one parcel, interior lines and other data sufficient to insure contiguity; and
     (viii) such additional information which may be required by Agent or the Title Company.
The Survey shall be made in accordance with (i) the current survey standards of the American Land Title Association and American Congress on Surveying and Mapping and (ii) the laws of the State. To the extent that there is any conflict or inconsistency among the Survey standards described above, the more restrictive standard shall apply. The Survey shall be dated not later than sixty (60) days prior to the Loan Closing, and shall bear a proper certificate by the surveyor, which certificate shall recite compliance with the laws and standards enumerated above, shall include the legal description of the Property and shall run in favor of Borrower, Agent and the Title Company.
     (c) Insurance Policies. Borrower shall, during the term of this Agreement, procure at its expense and keep in force the insurance coverages required by the Mortgages. In addition, all insurance shall be in form, content and amounts approved by Agent and written by an insurance company or companies licensed to do business in the state in which the Property is located and domiciled in the United States or a governmental agency or instrumentality approved by Agent. The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Agent to collect any and all proceeds payable thereunder and shall include a thirty (30) day (except for nonpayment of premium, in which case, a ten (10) day) notice of cancellation clause in favor of Agent. Duplicate policies or certificates of insurance shall be delivered to and held by Agent as further security for the payment of the Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Agent at least thirty (30) days before the expiration date of any policy. In lieu of the foregoing requirements, such insurance may be provided through self-insurance programs maintained by tenants under the Leases, if so provided in the Leases, in which case Agent shall be listed as the lender loss payee or an additional insured as its interest may apply.
     (d) Environmental Report. A written report (the “Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Agent in its sole and absolute discretion. The Environmental Report shall be subject to the Banks’ approval in their sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, the Banks may require, in their sole and absolute discretion, a written report (also referred to herein as the “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions.

Any additional Environmental Report prepared pursuant to this requirement shall be subject to the Banks’ approval, in their sole and absolute discretion.
     (e) Appraisals. Appraisals addressed and satisfactory to the Agent, prepared by a certified or licensed appraiser who is approved by Agent. The appraisals must show appraised values of the Property such that the ratio of the Loan Amount to the total of the appraised values of the Property shall be no more than eighty percent (80.00%).
     (f) Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.
     (g) Searches. A report from the appropriate filing officers of the state and county in which the Property is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of Agent) are of record or on file encumbering any portion of the Property, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower and the Guarantor.
     (h) Borrower’s Attorney’s Opinion. An opinion of Borrower’s counsel addressing such issues as Agent may request, including the following propositions and questions of law that:
     (i) Borrower, its manager or general partner, as applicable, and, if Guarantor is not an individual, Guarantor are duly organized, validly existing and in good standing to do business in the state of their respective organization and in the State;
     (ii) Borrower has all necessary legal right, power and authority to conduct its business, to operate and use the Property and to enter into and perform its obligations under this Agreement and the Loan Documents;
     (iii) all necessary corporate, shareholder, membership, partnership approvals, resolutions and directions have been obtained for the operation and use of the Property and the execution of this Agreement and the Loan Documents;
     (iv) the execution and delivery of this Agreement and the Loan Documents, the performance thereunder by Borrower will comply with all applicable law and will not violate or conflict with the instruments under which Borrower is organized or any applicable contracts or agreements; and
     (v) the Loan Documents and this Agreement have been duly and validly executed and delivered.
     (i) Organizational Documents. If Borrower is a partnership (and if any general partner of Borrower is a partnership), a copy of the partnership agreement creating Borrower (and such general partner) certified by a general partner of such partnership as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a notarized incumbency certificate showing specimen signatures for all partners of Borrower executing any Loan Documents. In addition, if Borrower is a limited partnership (or if any general partner of Borrower is a limited partnership), a certified copy of the certificate of limited partnership (and amendments thereto) of such partnership. If Borrower is a corporation (or if any general partner of Borrower is a corporation), a current Certificate of Good Standing for Borrower (or that partner) from the state of incorporation and from the State, a certified copy of the Articles of

Incorporation and Bylaws, including all amendments thereto, for Borrower (or that partner) and a notarized incumbency certificate showing specimen signatures for all officers of Borrower (or that partner) executing any Loan Documents, and certified copies of director and shareholder resolutions authorizing execution and delivery of the Loan Documents. If Borrower is a limited liability company (or if any manager or general partner of Borrower is a limited liability company), a copy of the operating agreement creating Borrower (or such manager or partner), certified by the manager or the controlling member of such entity as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a current Certificate of Good Standing for Borrower (and its manager or general partner) from the state of incorporation and the State, a certified copy of the Articles of Organization, including all amendments thereto, for Borrower (and its manager or general partner), a certificate from the manager or controlling member providing that no certificate of dissolution has been filed, a notarized incumbency certificate showing specimen signatures for all of the members of Borrower (and its manager or general partner) executing any Loan Documents and, if necessary, certified copies of resolutions from the members authorizing execution and delivery of the Loan Documents. Borrower shall also provide the appropriate organizational documents for Guarantor that is not an individual, together with proper authorizing resolutions, if applicable.
     (j) Leases. Certified copies of all Leases and such evidence as to the validity thereof, absence of defaults thereunder, good standing and financial ability of the parties thereto to perform, and such subordination, non-disturbance and attornment agreements and estoppel letters from tenants under Leases and holders of concessions or encumbrances with respect to any portion of the Property, all as Agent may require. In addition, Borrower shall deposit all security deposits required under Leases with Agent in an account in Borrower’s name, which account is pledged to Agent pursuant to the Assignment of Rents and Leases of even date herewith; provided, however, that such security deposits may only be applied in accordance with the terms and conditions of the Leases.
     (k) Real Estate Taxes. Evidence satisfactory to Agent that the Property is separately assessed for real estate taxing purposes.
     (l) Broker. Evidence satisfactory to Agent that all brokers’ commissions or fees due with respect to the Loan or the Property have been paid in full in cash.
     (m) Additional Documents. Such other papers and documents regarding Borrower or the Property as Agent may require.
     6.2 Termination of Agreement. Borrower agrees that all conditions precedent to the Loan Closing will be complied with on or prior to the Loan Closing Date. If all of the conditions precedent to the Loan Closing hereunder shall not have been performed on or before the Loan Closing Date, the Banks may, at their option at any time thereafter and prior to the Loan Closing, terminate this Agreement and all of their obligations hereunder by giving a written notice of termination from Agent to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged as of the Loan Closing Date.
ARTICLE 7
DISBURSEMENTS
     7.1 Conditions Precedent to Disbursement of Loan Proceeds. The Loan Closing shall be made at such time as all of the conditions and requirements of this Agreement required to be performed by Borrower or other parties prior to the Loan Closing have been satisfied or performed, unless the same shall have been waived in writing by Agent; but in no event shall the Loan Closing occur later than the Loan Closing Date. At the Loan Closing, the Banks shall disburse funds necessary to pay any Loan Expenses then due, unless paid by Borrower. The Loan Proceeds shall not be disbursed by the Banks to Borrower unless:
     (a) all conditions precedent to that disbursement under the Loan Documents have been satisfied;
     (b) no Event of Default has occurred under this Agreement or under any Loan Document, and no event, circumstance or condition has occurred or exists which, with the passage of time or the giving of notice, would constitute a Event of Default under this Agreement or under the Loan Documents;
     (c) no litigation or proceedings are pending or threatened (including proceedings under Title 11 of the United States Code) against Borrower, Guarantor or the Property, which litigation or proceeding is material; and
     (d) all representations and warranties made by Borrower to the Banks herein and otherwise in connection with the Loans are accurate in all material respects.
     7.2 Advances by Banks.
     (a) If a Bank (a “Defaulting Bank”) defaults in making any advance or paying any other sum due and payable by it hereunder, such sum together with interest thereon at the interest rate applicable to such borrowing from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Bank Default Obligation”) shall be payable by the Defaulting Bank (i) to any Bank which elects, at its sole option (and with no obligation to do so), to fund the amount which the Defaulting Bank failed to fund or (ii) to Agent or any other Bank which under the terms of this Agreement is entitled to reimbursement from the Defaulting Bank for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Bank has repaid the Bank Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Bank shall instead be applied first to repay the Bank Default Obligation (to be applied first to interest at the Federal Funds Rate and then to principal) until the Bank Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Bank), whereupon such Bank shall no longer be a Defaulting Bank. Any interest collected from Borrower on account of principal advanced by any Bank(s) on behalf of a Defaulting Bank shall be paid to the Bank(s) who made such advance and shall be credited against the Defaulting Bank’s obligation to pay interest on the amount advanced at the Federal Funds Rate. If no other Bank funds the amount which the Defaulting Bank was obligated to fund, then a portion of the Defaulting Bank’s indebtedness hereunder equal to the Bank Default Obligation shall be subordinated to the indebtedness of Borrower to the Banks (other than the Defaulting Bank) and shall be repaid only after payment in full of all other indebtedness hereunder. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. Additionally, a Defaulting Bank’s right to vote on matters which are subject to the consent or approval of the Required Banks (other than the Defaulting Bank) shall be suspended until it ceases to be a Defaulting Bank, and during any such period in which a Defaulting Bank’s voting rights have been suspended the Required Banks shall be the requisite percentage of all other entities comprising the Banks. Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Bank Default Obligation any amounts to be paid to such Defaulting Bank under this Agreement, and (ii) bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the Bank Default Obligation and, to the extent such recovery would not fully compensate Bank (other than the Defaulting Bank) for the Defaulting Bank’s breach of this Agreement, to collect damages. In addition, the Defaulting Bank shall indemnify, defend and hold Agent and each of the other Banks harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Bank on account of the Defaulting Bank or any other damages such entities may sustain by reason of the Defaulting Bank’s failure or refusal to abide by its obligations under this Agreement. If a Bank becomes a Defaulting Bank, Borrower may find a replacement Bank and require the Defaulting Bank to assign its interests to such replacement in accordance with the terms of Section 10.1 of this Agreement provided that there shall be deducted from the amount that would otherwise be paid to the Defaulting Bank an amount equal to the Bank Default Obligation.
     (b) Borrower hereby authorizes each Bank to make an advance to Agent for payment of the Commitment Fee and reimbursement of all charges, costs and expenses incurred by Agent in connection with the Loan, including, but not limited to, (i) any points, loan fees, service charges, commitment fees or other fees due to Agent in connection with the Loan; (ii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iii) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (iv) all appraisal fees; (v) all reasonable fees and disbursements of legal counsel engaged by Agent in connection with the origination, negotiation, document preparation, consummation and administration of the Loan and all reasonable fees and disbursements of legal counsel engaged by the Agent in connection with the enforcement of this Agreement or any of the Loan Documents, which shall also include reasonable attorneys’ fees and time charges of attorneys who may be employees of the Agent or any affiliate of the Agent; and (vi) any amounts required to be paid by Borrower under this Agreement, the Mortgages or any Loan Document after the occurrence of an Event of Default (all of which are herein referred to as “Loan Expenses”).
     7.3 Expenses and Advances Secured by Mortgages. Any and all advances or payments made by the Banks hereunder, from time to time, and any amounts expended by Agent pursuant to this Agreement and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become secured and guaranteed by the Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the face amount of the Note.
     7.4 Acquiescence not a Waiver. To the extent that Agent may have acquiesced (whether intentionally or unintentionally) in the Borrower’s failure to comply with and satisfy any condition precedent to the Loan Closing or to the disbursement of the Loan Proceeds, such acquiescence shall not constitute a waiver by Agent of any condition precedent set forth in this Agreement, and Agent at any time thereafter may require the Borrower to comply with and satisfy all conditions and requirements of this Agreement.
     7.5 Agent’s Action for Agent’s Own Protection Only. The authority herein conferred upon Agent and any action taken by Agent or its agents or employees will be taken by Agent and by its agents or employees for their own protection and that of the Banks only, and neither Agent nor its agents or employees shall be deemed to have assumed any responsibility to Borrower or Guarantor or any other person or entity with respect to any such action herein authorized or taken by them.

ARTICLE 8
FURTHER AGREEMENTS OF BORROWER
     8.1 Furnishing Information. Borrower will:
     (a) Furnish to Agent: (i) annual audited consolidated financial statements of Borrower and Guarantor prepared in accordance with GAAP within 120 days after the end of Borrower’s and the Guarantor’s fiscal year prepared by a regional independent public accountants (which accountant’s opinion shall be unqualified), satifactory to Agent; (ii) within 60 days after the close of each quarterly accounting period in each fiscal year, the consolidated balance sheet of Borrower and the Guarantor as of the end of such quarterly period and the related consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, each prepared in accordance with GAAP; (iii) quarterly operating statements (prepared on a basis consistent with that used in the preparation of the GAAP consolidated financial statements of Borrower and the Guarantor) for each Property showing the most recently ended fiscal quarter and the fiscal year to date, and the Net Operating Income for the most recently completed fiscal quarter and 12 month period, within 60 days of the end of each fiscal quarter for the quarterly operating statements, and within 120 days of the end of each fiscal year for the annual operating statements, and (iv) copies of all of Borrower’s and the Guarantor’s quarterly and annual filings with the Securities and Exchange Commission and all shareholder reports and letters to Borrower’s and the Guarantor’s partners and shareholders and all other publicly released information promptly after their filing or mailing;
     (b) Within 60 days after the end of each fiscal quarter, furnish Agent certified rent rolls of all properties owned by the Borrower, as of the last day of such period in a form reasonable satisfactory to Agent;
     (c) Promptly notify Agent and each Bank of any condition or event which constitutes (or which, with the giving of notice or lapse of time, or both, would constitute) an Event of Default, and of any material adverse change in the financial condition of Borrower or Guarantor;
     (d) Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles, consistently applied;
     (e) Permit Agent or any of its agents or representatives to have access to and to examine and copy and make abstracts from all books and records regarding the Property at any time or times hereafter during business hours.
     8.2 Compliance with Covenants; Prohibition Against Additional Recordings. Borrower will comply with all recorded covenants affecting the Property. Borrower will not record or permit to be recorded any document, instrument, agreement or other writing against the Property without the prior written consent of Agent.
     8.3 Property Accounts. Borrower will set up and maintain all operating accounts and other accounts related to the Property with Agent and shall maintain monthly minimum balances sufficient to cover demand deposit account activities.
     8.4 Distributions. Borrower shall not make any distributions to its members, partners or shareholders, as the case may be, of any revenue received by or on behalf of Borrower from the ownership and operation of the Property unless or until the Loan and all interest accrued thereon, the Loan Expenses and other amounts due the Banks hereunder have been paid in full.
     8.5 Further Assurance. Borrower, on request of Agent, from time to time, will execute and deliver such documents as may be necessary to perfect and maintain perfected as valid liens upon the Property and the personal property located thereon, the liens granted to Agent pursuant to this Agreement or any of the other loan Documents, and to fully consummate the transactions contemplated by this Agreement.
ARTICLE 9
CASUALTIES AND CONDEMNATION
     9.1 Application of Insurance Proceeds and Condemnation Awards. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of the Property resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied as provided in the Mortgages. Borrower shall not settle and adjust any claims under policies of insurance without Agent’s prior written consent, except as provided in the Mortgages.
ARTICLE 10
ASSIGNMENTS, SALE AND ENCUMBRANCES
     10.1 Bank Assignments, Participations.
     (a) Assignments. Any Bank may, with the prior written consent of Agent, at any time assign and delegate to one or more commercial banks or other financial institutions (any such entity to which such an assignment and delegation is to be made being herein called an “Assignee”) all or any fraction of such Bank’s Loans (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank’s Pro Rata Share of the Loans and (ii) Two Million and 00/100 Dollars ($2,000,000.00); provided that Borrower and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:
     (i) five Business Days (or such lesser period of time as Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and Agent by such assigning Bank and the Assignee,
     (ii) the assigning Bank and the Assignee shall have executed and delivered to Borrower and the Agent an assignment agreement substantially in the form of Exhibit “D” (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by Agent, and

     (iii) except in the case of an assignment by a Bank to one of its affiliates, the assigning Bank or the Assignee shall have paid Agent a processing fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00).
From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (B) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder arising from and after the effective date of such assignment. Within five Business Days after effectiveness of any assignment and delegation, Borrower shall execute and deliver to Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee’s Pro Rata Share of the Loans and, if the assigning Bank has retained a portion of the Loans, a replacement Note in the principal amount of the Pro Rata Share of the Loans retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 10.1.(a) shall be null and void.
     (b) Participations. Any Bank may at any time sell to one or more commercial banks or other financial institutions participating interests in any Loan owing to such Bank, the Note held by such Bank, the Loans of such Bank, or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Bank of a participating interest to a Participant, (i) such Bank shall remain the holder of its Note for all purposes of this Agreement, (ii) Borrower and Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder and participants shall not have the right to further participate their interests. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided herein. Borrower also agrees that each Participant shall be entitled to the benefits of Article 4 hereof as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to such Article 4 than would have been paid to the participating Bank if no participation had been sold).
     10.2 Prohibition of Assignments and Encumbrances by Borrower. Except as expressly provided in the Mortgages, Borrower, without the prior written consent of Agent, shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer (as defined in the Mortgages).

     10.3 Partial Releases of Property. The Borrower shall be entitled to a partial release from the lien of a Mortgage of each Property upon payment of a principal payment on the Loan, in addition to all scheduled payments of principal, in the amount shown for the applicable Property in Schedule 10.1 attached. Any such principal payment shall be applied to the outstanding principal balance of the Loans, on a pro-rata basis, and, at Borrower’s request, the amount of the regularly scheduled payments of principal due thereafter shall be adjusted to the amount necessary to amortize the remaining principal balance over the remainder of the original amortization period. Upon receipt of such payment, the Agent shall execute and record a discharge of the Mortgage encumbering the applicable Property.
ARTICLE 11
EVENTS OF DEFAULT BY BORROWER
     11.1 Event of Default Defined. The occurrence of any one or more of the following shall constitute an Event of Default, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:
     (a) Borrower fails to pay (i) any installment of principal or interest payable pursuant to the Note within ten (10) days after written notice from the Agent that such installment is past due, or (ii) any other amount payable to the Banks under the Note, this Agreement or any of the other Loan Documents within twenty (20) days after written notice from the Agent that such amount is past due in accordance with the terms hereof or thereof;
     (b) Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement or any of the other Loan Documents not otherwise described in Sections 11.1(a), or (c) through (p); provided, however, that if the Note, this Agreement or other applicable Loan Document does not provide for a specific grace, notice or cure period, and further provided that if such failure by its nature can be cured, then so long as the continued operation and safety of the Property, and the priority, validity and enforceability of the liens created by the Mortgages or any of the other Loan Documents and the value of the Property are not impaired, threatened or jeopardized, Borrower shall have a period (the “Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same or, if the failure is of a kind which cannot be cured within thirty (30) days, if Borrower undertakes to cure the failure within thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure and thereafter diligently pursues such cure, the Cure Period shall be extended for a reasonable time necessary to complete such cure, and an Event of Default shall not be deemed to exist during the Cure Period;
     (c) The existence of any inaccuracy or untruth in any material respect in any representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Agent by Borrower or Guarantor;
     (d) The occurrence of a Prohibited Transfer;
     (e) The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of Borrower or Guarantor which in any way relates to or affects the Loans or the Property;

     (f) Borrower or Guarantor (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of Borrower or of all or any substantial part of the property of Borrower or Guarantor or any of the Property; or all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or located within ninety (90) days;
     (g) The commencement of any involuntary petition in bankruptcy against Borrower or Guarantor or the institution against Borrower or Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of Borrower or Guarantor, which shall remain undismissed or undischarged for a period of ninety (90) days;
     (h) The dissolution, unless corrected promptly within the time permitted by applicable law, or termination of Borrower or Guarantor;
     (i) The occurrence of an “Event of Default” under any of the Notes, the Mortgages or any of the other Loan Documents; or
     (j) Nonpayment by Borrower of any Rate Management Obligation when due or the breach by Borrower of any term, provision or condition contained in any Rate Management Agreement.
ARTICLE 12
AGENT’S REMEDIES UPON EVENT OF DEFAULT
     12.1 Remedies Conferred upon Agent. Upon the occurrence of any Event of Default, Agent, in addition to all remedies conferred upon Agent by law and by the terms of the Note, the Mortgages and the other Loan Documents, may, and at the direction of the Required Banks shall, and upon occurrence of an Event of Default described in Section 11.1(j) shall, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:
     (a) Declare the Notes to be due and payable forthwith, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, and
     (b) Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Mortgages and enforcement of all Loan Documents.
     12.2 Right of Banks to Make Advances to Cure Event of Defaults; Obligatory Advances. If an Event of Default shall occur as a result of Borrower’s failure to perform any of its covenants or agreements herein or in any of the other Loan Documents contained, Agent may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by Agent in so doing, and any amounts expended by Agent pursuant to Section 12.1 hereof and any amounts advanced by the Banks pursuant to this Agreement shall be deemed advanced by the Banks under an obligation to do so regardless of the identity of the person or persons to whom said funds are disbursed. Amounts advanced by the Banks to protect their security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.
     12.3 Attorneys’ Fees. Borrower will pay Agent’s reasonable attorneys’ fees and costs in connection with the negotiation, preparation, administration and enforcement of this Agreement and the other Loan Documents, which shall also include reasonable attorneys’ fees and time charges of attorneys who may be employees of the Agent or any affiliate of the Agent; without limiting the generality of the foregoing, if at any time or times hereafter Agent employs counsel for advice or other representation with respect to any matter concerning Borrower, this Agreement, the Property or the Loan Documents or if the Banks employ one or more counsel to protect, collect, lease, sell, take possession of, or liquidate any of the Property, or to attempt to enforce or protect any security interest or lien or other right in any of the Property or under any of the Loan Documents, or to enforce any rights of the Banks or obligations of Borrower or any other person, firm or corporation which may be obligated to the Banks by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Agent in furtherance hereof, then in any such event, all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional indebtedness owing by Borrower to the Banks payable on demand and evidenced and secured by the Loan Documents; provided, however, that in connection with any enforcement proceedings, the Agent shall be entitled to recover attorney fees only in the event it is the prevailing party.
     12.4 No Waiver. No failure by Agent to exercise, or delay by Agent in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided at law or in equity. No notice to or demand on Borrower in any case, in itself, shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent to any other or further action in any circumstances without notice or demand.
     12.5 Default Rate. From and after the date of any Event of Default until the date on which such Event of Default is cured or waived, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand. The failure of Agent to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by Agent.
ARTICLE 13
THE AGENT
     13.1 Appointment and Authorization.
     (a) Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     (b) Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     13.2 Actions Requiring Consent and Approval.
     (a) Agent may amend or waive any of the provisions of this Agreement or any of the other Loan Documents, or consent to any departure by any party to the Loan Documents there from which amendment, waiver or consent is intended to be within Agent’s discretion or determination, or otherwise in Agent’s reasonable determination shall not result in a material adverse change. Otherwise, no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Banks, and Borrower or the applicable party to the Loan Documents, as the case may be, and acknowledged by Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, Required Lender consent shall be required for the following:
     (i) Agent shall not, without the prior approval or consent of the Required Banks, appoint a successor Agent, provided that no Bank shall unreasonably withhold its consent to the appointment of a successor Agent and further provided that nothing contained in this Section 13.2 shall limit the rights of Agent under Section 13.9 in the event a successor Agent is not appointed within thirty (30) days of the retiring Agent giving notice of its resignation;
     (ii) Waive any non-monetary Event of Default on the part of the Borrower of Guarantor;
     (b) Agent shall not undertake any of the following actions without the prior approval or consent of each Bank:
     (i) Extend the Maturity Date or forgive all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the underlying interest rate or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;
     (ii) Amend the recourse provisions in the Guaranty;
     (iii) Modify the percentage specified in the definition of Required Banks;
     (iv) Increase of the amount of the Loan;
     (v) Amend this Section 13.2(b);
     (vi) Waive a monetary default under the Loan Documents;

     (vii) Amend any of the conditions to the Loan Closing set forth in Article 6 of this Agreement;
     (viii) Release all or any portion of any collateral for the Loan except in accordance with the terms and provisions of Section 13.10 hereof or any other Loan Document; and
     (ix) Consent to any additional indebtedness of Borrower secured by all or any portion of the Property, except as may be provided for in the Loan Documents.
     (c) No provision of Article 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the written consent of the Agent.
     (d) In addition to the required consents or approvals referred to in subsections (a), (b) and (c) above, Agent may, but shall not be required to, at any time request instructions from the Required Banks with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant without instructions from the Required Banks, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Banks. Without limiting the foregoing, no Bank shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Banks. Agent shall promptly notify each Bank at any time that the Required Banks have instructed Agent to act or refrain from acting pursuant hereto.
     (e) If an Event of a Default occurs hereunder or under any of the Loan Documents, Agent may make the determination to accelerate the Loan and exercise or refrain from exercising remedies hereunder (and Agent shall do so at the written direction of the Required Banks). Notwithstanding the foregoing, Agent may take any action it deems to be necessary from time to time to protect the collateral.
     (f) Each Bank authorizes and directs Agent to enter into the Loan Documents other than this Agreement. Each Bank agrees that any action taken by Agent at the direction or with the consent of the Required Bank in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by Agent at the direction or with the consent of the Required Banks of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks, except for actions specifically requiring the approval of all of the Banks. All communications from Agent to the Banks requesting a Bank’s determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested and to the extent not previously provided written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent’s recommended course of action or determination in respect thereof. Each Bank shall reply promptly, but in any event within ten (10) days after receipt of the request therefor from Agent (the “Bank Reply Period”). Unless written notice to Agent that a Bank objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such party shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Banks or all of the Banks, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to each Bank and upon receiving the required approval or consent shall, to the extent feasible, follow the course of action or determination recommended by Agent or such other course of action recommended by the Required Banks, and each non-responding party shall be deemed to have concurred with such recommended course of action.
     (g) Until such time as Borrower is otherwise instructed in writing by the Agent or the Required Banks, Borrower may rely on the direction, consent or approval of Agent as the direction, consent or approval of the Banks.
     13.3 Liability of Agent. None of Agent nor any of its directors, officers, employees or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with the duties expressly set forth herein as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Banks or any Participant for any recital, statement, representation or warranty made by Borrower, Guarantor, or any member, partner, shareholder or officer of Borrower or Guarantor, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any lien, mortgage or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or Guarantor.
     13.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or party, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks. For purposes of determining compliance with the conditions specified in Section 13, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received written notice from such Bank prior to the proposed Loan Closing Date specifying its objection thereto.

     13.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Banks, unless Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. Agent will notify the Banks of its receipt of any such notice. Agent shall take such action with respect to such Event of Default as may be requested by the Required Banks in accordance with this Section 13; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Banks.
     13.6 Credit Decision. Each Bank acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and Guarantor, shall be deemed to constitute any representation or warranty by Agent to any Bank as to any matter, including whether the Agent has disclosed material information in its possession. Each Bank represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Agent, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of the Agent.
     13.7 Bank Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, from and against any and all actions, causes of action, suits, losses, liabilities, damaged and expenses, including attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”); provided that no Bank shall be liable for any payment to Agent of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from Agent’s gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Banks shall constitute gross negligence or willful misconduct for purposes of this Agreement. Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Loan Expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Agent.
     13.8 Agent in Individual Capacity. LaSalle and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and Guarantor as though LaSalle were not Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, LaSalle or its affiliates may receive information regarding Borrower or Guarantor (including information that may be subject to confidentiality obligations in favor of Borrower or Guarantor) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Agent, and the terms “Bank” and “Banks” include LaSalle and its affiliates, to the extent applicable, in their individual capacities.
     13.9 Successor Agent. Agent may resign as Agent upon thirty (30) days notice to the Banks. If Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Banks and Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.
     13.10 Collateral Matters. The Banks irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under any Loan Document (i) upon payment in full of all Loans and all other obligations of Borrower hereunder; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) if approved, authorized or ratified in writing by all of the Banks.
     13.11 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent hereunder allowed in such judicial proceedings; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.
     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.
ARTICLE 14
MISCELLANEOUS
     14.1 Time is of the Essence. Borrower agrees that time is of the essence in all of its covenants under this Agreement.
     14.2 Agent’s Determination of Facts. Agent and/or Banks at all times shall be free to establish independently to its or their satisfaction and in its or their sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.
     14.3 Prior Agreements. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to the Loan, and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.
     14.4 Disclaimer by Banks. Borrower is not or shall not be an agent of Agent or the Banks for any purposes, and neither Agent nor the Banks are venture partners with Borrower in any manner whatsoever. Approvals granted by Agent or the Banks for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.
     14.5 Borrower Indemnification. Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Agent, each Bank, any parent corporation, affiliated corporation or subsidiary of Agent or any Bank, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of Agent, any Bank or any parent or affiliated corporation of Agent or any Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement, the Notes and the Loan Documents, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans and the enforcement of Agent and any Bank’s rights and remedies under this Agreement, the Notes, the Loan Documents, any other instruments and documents delivered hereunder or thereunder; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to disputes between the Banks or between the Banks and the Agent not arising out of the wrongdoing of the Borrower or matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. The Indemnified Parties shall give notice as promptly as reasonably practical to the Borrower in the event they become aware of a claim or potential claim for which they intend to seek indemnity under the provisions of this Section 14.5. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to such Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by such Indemnified Party until paid by Borrower, shall be added to the obligations of Borrower evidenced by the Notes and secured by the collateral securing the Loans. This indemnity is not intended to excuse Agent or any Bank from performing hereunder. The provisions of this section shall survive the closing of the Loans, the satisfaction and payment of the Notes and any cancellation of this Agreement. Borrower shall also pay, and hold Agent and each Bank harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the Loan. Each Bank hereby represents that it has not employed a broker or other finder in connection with the Loans. Borrower represents and warrants that no brokerage commissions or finder’s fees are to be paid in connection with the Loans.
     14.6 Captions. The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.
     14.7 Inconsistent Terms and Partial Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, Agent may elect which terms shall govern and prevail. If any provision of this Agreement, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.
     14.8 Gender and Number. Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.
     14.9 Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) sent by overnight express carrier, addressed in each case as follows:

To Agent:	LaSalle Bank Midwest National Association
2600 West Big Beaver Road
Troy, Michigan 48084
Attention: Commercial Real Estate

With copies to:	Daniel C. Watson, Esq.
Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243

To a Bank:	See notice addresses set forth on Schedule 3.1 hereto.

To Borrower:	Agree Limited Partnerhip/Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, Michigan 48334
Attention: Richard Agree

With a copy to:	Leon M. Schurgin, Esq.
Bodman LLP
Suite 500
201 W. Big Beaver Road
Troy, Michigan 48084
or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.
     14.10 Effect of Agreement. The submission of this Agreement and the Loan Documents to Borrower for examination does not constitute a commitment or an offer by Agent to make a commitment to lend money to Borrower; this Agreement shall become effective only upon execution by Banks and delivery hereof by Agent to Borrower.
     14.11 Governing Law. This Agreement has been negotiated, executed and delivered at Troy, Michigan, and shall be construed and enforced in accordance with the laws of the State of Michigan, without reference to the choice of law or conflicts of law principles of the State.
     14.12 Consent to Jurisdiction. TO INDUCE BANKS TO ACCEPT THE NOTES, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS WILL BE LITIGATED IN COURTS HAVING SITUS IN OAKLAND COUNTY, MICHIGAN. BORROWER HEREBY CONSENTS AND SUBMITS TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO THE JURISDICTION OF ANY COURT LOCATED WITHIN OAKLAND COUNTY, MICHIGAN, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.
     14.13 Waiver of Jury Trial. BORROWER, AGENT AND BANKS (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT IT WILL NOT ASSERT

ANY CLAIM AGAINST AGENT OR BANKS OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.
     14.14 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Agent shall be deemed to be originals thereof.
     14.15 Customer Identification — USA Patriot Act Notice. Each Bank and Agent (for itself and not on behalf of any Bank) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and each Bank’s and Agent’s policies and practices, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow such Bank or Agent to identify Borrower in accordance with the Act.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Banks and Borrower have caused this Loan Agreement to be executed as of the day and year first above written.

BORROWER: AGREE LIMITED PARTNERSHIP, a Delaware limited partnership
By: Agree Realty Corporation, a Maryland corporation
Its: General Partner

	By:	/S/ Richard Agree
	Name:	Richard Agree
	Title:	President

AGENT: LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association
By:	/s/ Kathleen W. Bozek
Name:	Kathleen W. Bozek
Title:	Vice President

THE BANKS: LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association
By:	/s/ Kathleen W. Bozek
Name:	Kathleen W. Bozek
Title:	Vice President

RAYMOND JAMES BANK, FSB, a federal savings bank
By:	/s/ Thomas G. Scott
Name:	Thomas G. Scott
Title:	Senior Vice President

SCHEDULE 3.1
THE BANKS AND LOAN AMOUNTS

BANK	LOAN AMOUNTS	PRO RATA SHARE
LaSalle Bank Midwest National Association	$14,800,000.00	59.677419354%
2600 West Big Beaver Road Troy, Michigan 48084 Attn: Commercial Real Estate

Raymond James Bank, FSB	$10,000,000.00	40.322580645%
710 Carillon Parkway St. Petersburg, Florida 33716 Attn: Thomas Scott

SCHEDULE 10.1
SCHEDULE OF RELEASE PAYMENTS

REQUIRED
PRINCIPAL PAYMENT
PROPERTY	FOR RELEASE
6421 West Saginaw Delta Township, MI	$3,975,000

2643 Kalamazoo Grand Rapids, MI	$3,780,000

16977 & 17001 Newburgh Road Livonia, MI	$5,100,000

21790 & 21700 21 Mile Road Macomb Township, MI	$5,055,000

56805 Van Dyke Avenue Shelby Township, MI	$2,510,000

25966 Gratiot Roseville, MI	$2,750,000

2255 South Jackson Road Summit Township, MI	$1,630,000

Schedule 10.1 - 1

EXHIBIT “A”
THE PROPERTY
Property known as 6421 West Saginaw, Delta Township, MI described as:
Land Situated in the Township of Delta, County of Eaton, State of Michigan.
Commencing at the Northeast corner of Section 15, T4N, R3W, Delta Township, Eaton County, Michigan; thence S 00°2719“E 50.00 feet along the centerline of Creyts Road (66’ Wide) and the East line of said Section 15; thence S 89°51’50“W 50.00 feet for a PLACE OF BEGINNING; thence S 45°17’45“E 24.11 feet (recorded as Southeast 24.04 feet) to the Westerly right-of-way line of said Creyts Road (66’ Wide); thence S 0002719“E 181.00 feet along said West right-of-way line; thence S 89°51’50” W 182.00 feet; thence S 00°27’19“E 100.00 feet; thence S 89°51’50” W 118.50 feet; thence N 00°27’1 W 246.01 feet; thence S 89°32’41” W 2.50 feet; thence N 00°2719“W 52.00 feet; to the Southerly right-of-way line of Saginaw Highway (100’ Wide); thence N 89°51’50” E 286.00 feet along said South right-of-way line to the Place of Beginning, being part of the Northeast 1/4 of said Section 15.
TAX IDENTIFICATION NUMBER: 23-040-015-200-220-00
Property known as 2643 Kalamazoo, Grand Rapids, MI described as:
Land Situated in the City of Grand Rapids, County of Kent, State of Michigan.
Part of the Southeast 1/4 of Section 8, Town 6 North, Range 11 West, City of Grand Rapids, Kent County, Michigan, described as: Commencing at the Southeast corner of Section 8; thence South 90°00’00” West 690.33 feet along the South line of Section 8; thence North 03°48’25” West 50.69 feet to a point on the North right-of-way line of 28th Street and the place of beginning; thence North 03°48’25” West 149.31 feet parallel to the West line of the Southeast 1/4 of the Southeast 1/4 of Section 8; thence South 90°00’00” West 30.00 feet; thence North 03°48’25” West 207.59 feet along the East line of Oakgrove Cemetery; thence South 89°49’30” East 307.77 feet; thence North 00°10’30” East 30.00 feet; thence North 34°34’57” West 142.24 feet; thence Northeasterly 191.52 feet along a 115.50 foot radius curve to the right, the chord of which bears North 12°55’12” East 170.32 feet; thence North 60°43’14” East 14.10 feet; thence Southeasterly 544.27 feet along a 3769.83 foot radius curve to the right, the chord of which bears South 25°16’02” East 543.80 feet; thence South 35°21’20” West 225.40 feet along the Northwesterly line of a clear vision right-of-way; thence Northwesterly 71.70 feet along a 57246.01 foot radius curve to the right, the chord of which bears North 89°58’00” West 71.70 feet along the North line of 28th Street; thence North 89°55’50” West 253.76 feet to the point of beginning.
TAX IDENTIFICATION NUMBER: 41-18-08-400-017
Property known as 16977 & 17001 Newburgh Road, Livonia, MI described as:
Land Situated in the City of Livonia, County of Wayne, State of Michigan.
A parcel of land being a part of the Northeast 1/4 of Section 18, Town 1 South, Range 9 East, City of Livonia, Wayne County, Michigan, more particularly described as: Beginning at a point on the South line of the Six Mile Road (180 feet wide), said point being South 89°58’ West 287.73 feet and South 00°02’ East 90.00 feet from the Southeast corner of said Section 18, Town ‘I South, Range 9 East, thence North 89°58’ East along said South line 105.24 feet to a point; thence South 00°21’20” East 120.00 feet to a point; thence North 89°58’ East 123.00 feet to a point on the West line of Newburgh Road (120 feet wide); thence South 00°21’20” East along said West line 413.01 feet to a point; thence South 89°58’ West 231.24 feet to a point; thence North 00°02’ West 533.00 feet to the point of beginning.
Together with, and subject to, the rights and benefits over adjacent parcels as disclosed in the Declaration of Easements, Covenants, Conditions, and Restrictions recorded in Liber 45251, page 151, Wayne County Records.
TAX IDENTIFICATION NUMBER: 46-069-99-0001-024
Property known as 21790 & 21700 21 Mile Road, Macomb Township, MI described as:
Land Situated in the Township of Macomb, County of Macomb, State of Michigan.
Units 1 and 2, Agree/Macomb Township Condominium, according to the Master Deed recorded in Liber 18821, Page 532, Macomb County Records, and any amendments thereto, and designated as Macomb County Condominium Subdivision Plan No. 1033, together with rights in general common elements and limited common elements as set forth in the above Master Deed and as described in Act 59 of the Public Acts of 1978.
TAX IDENTIFICATION NUMBER: 08-34-228-001 (Unit 1) and 08-34-228-002 (Unit 2)
Property known as 56805 Van Dyke Avenue, Shelby Township, MI described as:
Land Situated in the Township of Shelby, County of Macomb, State of Michigan.
A parcel of land located in the Northeast 1/4 of Section 4, Town 3 North, Range 12 East, Shelby Township, Macomb County, Michigan, described as being parts of Lots 14 and 15 of Brown’s Little Farms Subdivision (unrecorded) more particularly described as: Commencing at the Northeast corner of said Section 4; thence South 01°47’44” East 343.54 feet along the centerline of Van Dyke Avenue for a place of beginning; thence continuing along said centerline South 01°47’44” East 267.55 feet; thence South 89°16’28” West 327.33 feet; thence North 00°34’34” West 268.35 feet; thence North 89°25’26” East 321.83 feet to the centerline of Van Dyke Avenue and to the place of beginning.
TAX IDENTIFICATION NUMBER: 07-04-226-025.
Property known as 25966 Gratiot, Roseville, MI described as:
Land Situated in the City of Roseville, County of Macomb, State of Michigan.
Part of Lot 27 of Assessor’s Plat No. 8, as recorded in Liber 18, page 27, Macomb County Records, and also part of the Southwest 114 of Section 20, T1 N, R13E, City of Roseville, Macomb County, Michigan, and being more particularly described as follows: Commencing at the West 1/4 corner of Section 20, thence North 89 degrees 11 minutes 15 seconds East along the East-West 1/4 line of Section 20, 1246.72 feet to the intersection of the East-West 1/4 line of Section 20 and the Northeasterly extension of the Southeasterly line of Gratiot Avenue (204 feet wide); thence South 27 degrees 19 minutes 27 seconds

West along the extension of the Southeasterly line of Gratiot Avenue, 37.42 feet to the Northwest corner of said Lot 27 of Assessor’s Plat No. 8, being the point of beginning; thence North 89 degrees 11 minutes 15 seconds East along the North line of Lot 27, being also the South Right of Way line of Frazho Road (66 feet wide), 103.44 feet; thence South 11 degrees 12 minutes 30 seconds East 86.81 feet; thence South 01 degrees 12 minutes 30 seconds East 182.28 feet; thence South 27 degrees 21 minutes 58 seconds West 102.82 feet; thence North 62 degrees 38 minutes 02 seconds West 170.16 feet; thence North 34 degrees 05 minutes 31 seconds West 70.74 feet to a point on said Southeasterly line of Gratiot Avenue; thence North 27 degrees 19 minutes 27 seconds East along said Southeasterly line, 248.11 feet to the point of beginning.
TAX IDENTIFICATION NUMBER: 14-20-326-039
Property known as 2255 South Jackson Road, Summit Township, MI described as:
Land Situated in the Township of Summit, County of Jackson, State of Michigan.
Part of the Northwest 1/4 of Section 21, Town 3 South, Range 1 West, Summit Township, Jackson County, Michigan, described as commencing at the West 1/4 corner of said Section 21; thence due east, 1425.00 feet along the east and west 1/4 line of said Section 21 to the centerline of South Jackson Road; thence N 10°37’00” W, 398.51 feet along the centerline of South Jackson Road; thence N 11°18’00” W, 511.48 feet along the centerline of South Jackson Road to the point of beginning; thence N 11°18’00” W, 316.58 feet along the centerline of South Jackson Road; thence N 88°49’30” E, 300.00 feet; thence S 05°58’21” E, 148.33 feet; thence N 74°01’39” E, 200.00 feet; thence S 05°58’21” E, 75.00 feet, thence S 43°36’05” W, 206.48 feet; thence N 89°59’49” W, 311.03 feet to the point of beginning.
TAX IDENTIFICATION NUMBER: 000-13-21-176-046-02

EXHIBIT “B”
FORM OF PROMISSORY NOTE
PROMISSORY NOTE

$ .00	Date: , 20___
Troy, Michigan	Maturity Date: , 20___
     FOR VALUE RECEIVED, AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of                                                              (the “Bank”) at the principal office of LaSalle Bank Midwest National Association (the “Agent”) in Troy, Michigan, on or before the Maturity Date (as defined in the hereinafter referred to Loan Agreement), which Maturity Date is subject to extension as provided in the Loan Agreement, the principal amount of                                          and 00/100 DOLLARS ($_                    .00), in accordance with the terms and provisions of that certain Loan Agreement dated as of                     , 20___, executed by and among the Borrower, certain financial institutions (including the Bank) and the Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.
     The Borrower further promises to pay the outstanding principal balance of this Note in monthly installments of principal, each in the amount corresponding to the applicable payment due date, as shown in attached Schedule A, plus interest accrued to the due date of each payment on the unpaid principal balance of this Note outstanding from time to time at the rates set forth in the Loan Agreement. The outstanding principal balance hereof shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. The Maturity Date is subject to extension on the terms and conditions provided in the Loan Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America. The Loans made by the Bank and all payments on account of the principal and interest thereof, shall be recorded on the books and records of the Agent and the principal balance as shown on such books and records shall be rebuttably presumptive evidence of the principal amount owing hereunder.
     This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to the Maturity Date, or pursuant to which the Maturity Date may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.
     Except for such notices as may be expressly required under the Loan Documents, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence. No failure to exercise, and no delay in exercising, any rights under any of the Loan Documents by the Agent of any holder of this Note shall operate as a waiver of such rights.
     This Note shall be governed and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State.

[SIGNATURE PAGE FOLLOWS]

BORROWER: AGREE LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Agree Realty Corporation, a Maryland corporation
Its: General Partner

By:
	Name:	Richard Agree
	Title:	President

SCHEDULE A
SCHEDULE OF PRINCIPAL PAYMENTS

PAYMENT DUE DATE	REQUIRED PRINCIPAL PAYMENT

EXHIBIT “C”
PERMITTED EXCEPTIONS

C-1

EXHIBIT “D”
FORM OF ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Loan Agreement dated as of                     , 20___(as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Loan Agreement”) among (i) Agree Limited Partnership, a Delaware limited partnership (the “Borrower”), (ii) the several banks and financial institutions from time to time parties to the Agreement (collectively, the “Banks”) and (iii) LaSalle Bank Midwest National Association, as agent for the Banks (in such capacity the “Agent”). Terms defined in the Loan Agreement are used herein with the same meaning. This Assignment and Acceptance, between the Assignor (as identified on Schedule 1 hereto) and the Assignee (as identified on Schedule 1 hereto) is dated as of the Effective Date (as specified on Schedule 1 hereto, the “Effective Date”).
     The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, the interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement with respect to the credit facility contained in the Loan Agreement (the “Assigned Facility”), in a principal amount and percentage of the credit facility as set forth in Schedule 1.
     The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note held by it evidencing the Assigned Facility and requests that Agent exchange such Note for a new Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
     The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Documents, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, Agent or any other person which has become a Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Bank including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subSection 4.10 of the Loan Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
     This Agreement is conditioned upon the acceptance of Agent pursuant to the Loan Agreement. The execution of this Agreement by Agent is evidence of this consent. Following the execution of this Assignment and Acceptance, it will be delivered to Agent for acceptance by it and recording by Agent pursuant to subSection10.1 of the Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by Agent, be earlier than five Business Days after the date of acceptance and recording by Agent of the executed Assignment and Acceptance).
     Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Agent for period prior to the Effective Date or with respect to the making of this Assignment directly between themselves.
     From and after the Effective Date (a) the Assignee shall be a party to the Loan Agreement and, with respect to the Assigned Interest, have the rights and obligations of a Bank thereunder and under the other Loan Documents and shall be bound by the provisions thereof, and (b) the Assignor shall, with respect to the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Agreement.
     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of Michigan.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed on Schedule 1 hereto by their respective duly authorized officers.

ASSIGNOR:
By:
Name:
Title:

ASSIGNEE:
By:
Name:
Title:

ACCEPTED BY AGENT LASALLE BANK MIDWEST NATIONAL ASSOCIATION, as Agent
By:
Name:
Title:

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

NAME OF ASSIGNOR:

NAME OF ASSIGNEE:

EFFECTIVE DATE OF ASSIGNMENT:

PRINCIPAL AMOUNT ASSIGNED	ASSIGNEE’S PRO RATA SHARE
(ASSIGNEE’S LOAN AMOUNT):	IN LOAN

$	%

D-4